As filed with the Securities and Exchange Commission on August 7, 2025
Registration No. 333-289279

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UL Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	8734	27–0913800
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
333 Pfingsten Road
Northbrook, Illinois 60062
(847) 272-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott L. D’Angelo
Executive Vice President, Chief Legal Officer & Corporate Secretary
UL Solutions Inc.
333 Pfingsten Road
Northbrook, Illinois 60062
(847) 272–8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Roderick O. Branch, Esq.
Christopher D. Lueking, Esq.
Cathy A. Birkeland, Esq.
Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
(312) 876–7700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)     ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
TABLE OF ADDITIONAL REGISTRANT GUARANTOR

Exact Name of Co-Registrant(1)	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employee Identification Number
UL LLC	Delaware	8734	94-3282454
__________
(1)The address, including zip code, and telephone number, including area code, of the additional registrant guarantor’s principal executive office is 333 Pfingsten Road, Northbrook, Illinois 60062 and (847) 272–8800.

EXPLANATORY NOTE
UL Solutions Inc. (the “Company”) is filing this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-289279) originally filed with the Securities and Exchange Commission on August 5, 2025 (the “Registration Statement”) solely for the purposes of filing the Registration Statement under the CIK number of UL LLC, as a co-registrant of the Registration Statement, in addition to the CIK number of the Company. UL LLC is the guarantor of the notes that are the subject of the exchange offer being made pursuant to the Registration Statement. No other substantive changes have been made to the Registration Statement since its initial filing.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated August 7, 2025.
PRELIMINARY PROSPECTUS
UL Solutions Inc.
Exchange Offer for
$300,000,000 6.500% Senior Notes due 2028
and Related Guarantee

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (the “exchange offer”), any and all of our outstanding 6.500% senior notes due 2028 and related guarantee (the “outstanding notes”), which we previously issued on October 20, 2023 in a private offering, for a like aggregate amount of our new 6.500% senior notes due 2028 and related guarantee (the “exchange notes” and, together with the outstanding notes, the “notes”). The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”). The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture as the outstanding notes.
The exchange notes will initially be guaranteed by our wholly owned subsidiary, UL LLC, a Delaware limited liability company (the “guarantor”). The exchange notes and the guarantee will be our and the guarantor’s senior obligations and will rank equally with all of our and the guarantor’s existing and future unsecured senior debt.
We are offering to exchange the outstanding notes for the exchange notes to satisfy our obligations in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act.
The principal features of the exchange offer and the exchange notes are as follows:
•We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of the exchange notes.
•You may withdraw tenders of your outstanding notes at any time prior to the expiration date of the exchange offer.
•The exchange offer expires at 11:59 p.m., New York City time, on              , 2025, unless extended. We do not currently intend to extend the expiration date.
•The exchange of the outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
•We will not receive any proceeds from the exchange offer.
•The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.
•Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided you are not an affiliate of ours or of the guarantor.
•There is no existing public market for the outstanding notes or the exchange notes. We do not plan to list the exchange notes on any securities exchange.
Except in very limited circumstances, current and future holders of outstanding notes who do not participate in the exchange offer will not be entitled to any future registration rights and will not be permitted to transfer their outstanding notes absent an available exemption from registration. Except in very limited circumstances, upon completion of the exchange offer, we will have no further obligation to register, and currently do not anticipate that we will register, the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 13 for a discussion of certain risks that you should consider before participating in the exchange offer.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 180 days after the date of this prospectus (or such shorter period if a broker-dealer is no longer required to deliver the prospectus), we will make this prospectus available to any broker-dealer for use in connection with such resales. See “Plan of Distribution.”
If you are an affiliate of ours or of the guarantor, or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, then you cannot rely on the applicable interpretations of the SEC and must comply with the registration requirements of the Securities Act in connection with any resale of the exchange notes.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2025.

You should rely only on the information included or incorporated by reference in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or the exchange offer that is not included or incorporated by reference into this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the outstanding notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document containing such information incorporated by reference.
None of us, the guarantor, the trustee, the exchange agent or any of our or their respective affiliates makes any recommendation as to whether or not you should tender outstanding notes pursuant to the exchange offer, and no one has been authorized by us or any of them to make such recommendations. You should make your own decisions as to whether to tender outstanding notes and, if so, the principal amount of outstanding notes to tender.
When we refer to “UL Solutions,” “we,” “our,” “us” and the “Company” in this prospectus, we mean UL Solutions Inc. and its consolidated subsidiaries, and when we refer to the “guarantor,” we mean UL LLC, in each case unless otherwise specified.
This prospectus contains or incorporates by reference certain of our trademarks, service marks and trade names, including our registered UL-in-a-circle certification mark (the “UL Mark”) and our logo, which are protected under applicable intellectual property laws. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
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WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-4 pursuant to the Securities Act with respect to the exchange offer. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantor, the exchange offer and the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, to the extent that contract or document is filed or incorporated as an exhibit to the registration statement, we refer you to that exhibit.
In addition, we file annual, quarterly, current and other reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public through the SEC’s website at www.sec.gov.
Our website address is www.ul.com. Our filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after such reports or filings are electronically filed with or furnished to the SEC. The information on, or that can be accessed through, our website or any subsection thereof is not, and will not be deemed to be, incorporated in this prospectus or to be part of this prospectus. You should not consider information contained on our website to be part of this prospectus in deciding whether to participate in the exchange offer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished to, rather than filed with, the SEC), after the date of this prospectus and prior to the completion or termination of the exchange offer:
•Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025.
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2025.
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 filed with the SEC on May 6, 2025 and August 5, 2025, respectively.
•Our Current Reports on Form 8-K filed with the SEC on February 14, 2025 (other than the information contained under Item 7.01) and May 22, 2025.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
UL Solutions Inc.
333 Pfingsten Road
Northbrook, Illinois 60062
Attention: Corporate Secretary
(847) 272-8800
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.
IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN              , 2025, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including the information we incorporate by reference, may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding our expected growth and future capital expenditures, are forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “likely,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” and variations of these terms and similar expressions, or the negative of these terms or similar expressions (although not all forward-looking statements may contain such words). We caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
•any failure on our part to protect and maintain our brand and reputation, or the impact on our brand or reputation of third-party events or actions outside of our control;
•risks associated with our information technology and software, including those relating to any future data breach or other cybersecurity incident;
•the potential disruption of the TIC and S&A (each as described herein) industries by technological advances in artificial intelligence;
•our ability to innovate, adapt to changing customer needs and successfully introduce new products and services in response to changes in our industries and technological advances;
•our ability to compete in our industries and the effects of increased competition from our competitors;
•risks associated with conducting business outside the United States, including those relating to fluctuations in foreign currency exchange rates; the imposition of tariffs and enhanced trade, import or export restrictions; and global, regional or political instability;
•risks associated with our operations in China, which subject us and UL-CCIC Company Limited, our joint venture with the China Certification & Inspection (Group) Co., Ltd. (“CCIC”), to China’s complex and rapidly evolving laws, which may be interpreted, applied or enforced inconsistently or in ways inconsistent with our current operations, as well as risks associated with the fact that the Chinese government has the power to exercise significant oversight and discretion over, and intervene in and influence, our business operations in China;
•the relationship between the United States and China and between us and CCIC, as well as changes in U.S. and Chinese regulations affecting our business operations in China;
•any failure on our part to attract, hire or retain our key employees, including our senior leadership and our skilled and trained engineering, technical and professional personnel;
•the level of our customers’ satisfaction and any failure on our part to properly and timely perform our services, meet our contractual obligations or fulfil our customers’ needs;
•changes to the relevant regulatory frameworks or private sector requirements, including any requirement that we accept third-party test results or certifications of components, end products, processes or systems or any changes that result in a reduction in required inspections, tests or certifications or harmonized international or cross-industry benchmarks and standards;
•our ability to adequately maintain, protect and enhance our intellectual property, including the UL Mark and other certification marks;
•our ability to implement our growth strategies and initiatives successfully;
•our reliance on third parties, including subcontractors and outside laboratories;
•our ability to obtain and maintain the requisite licenses, approvals, accreditations and delegations of authority necessary to conduct our business;
•the outcomes of current and future legal proceedings;
•our level of indebtedness and future cash needs;
•failure to generate sufficient cash to service our indebtedness;
•a change in the assumptions we use to value our goodwill or intangible assets, or the impairment of our goodwill or intangible assets;
•constraints imposed on our ability to operate our business or make necessary capital investments due to our outstanding indebtedness;
•the increased expenses and responsibilities associated with being a public company;
•the significant influence that UL Standards & Engagement has over us, including pursuant to its rights under our amended and restated certificate of incorporation and our Stockholder Agreement with UL Standards & Engagement, dated April 2, 2024;
•natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses;
•changes in tax laws in jurisdictions in which we operate or adverse outcomes resulting from examination of our or our affiliates tax returns; and
•the other factors discussed in our filings with the SEC from time to time.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us, or others acting on our behalf, are expressly qualified in their entirety by the cautionary statements above.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and the statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should read this prospectus, including the information we incorporate by reference, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus, and the documents incorporated by reference, including the “Risk Factors” section, the historical financial statements and the notes to those financial statements.
Overview
UL Solutions Inc. is a global safety science leader that provides testing, inspection and certification (“TIC”) services and related software and advisory offerings to customers worldwide. We work for a safer world. Our mission drives our actions, inspires our employees and is the key to our success. We strive to be our customers’ most trusted science-based safety, security and sustainability partner. Our history dates back to our founding in 1894 as part of the nonprofit Underwriters Electrical Bureau, a predecessor to Underwriters Laboratories Inc. (“UL Research Institutes”), UL Standards & Engagement and UL Solutions. UL Research Institutes is the sole member of UL Standards & Engagement, which controls the majority of the voting power of our common stock.
As the largest TIC services provider headquartered in North America (by revenue) with a global network of laboratories, we provided a comprehensive set of product safety, security and sustainability solutions to more than 80,000 customers across over 110 countries in 2024. The outsourced product TIC market, where we currently focus, is served by our Industrial and Consumer segments, which provide comprehensive testing, inspection and certification services to customers across a broad array of end markets. Our Software and Advisory (“S&A”) segment is a global provider of software, data and advisory solutions, enabling our customers to manage complex regulatory requirements, deliver supply chain transparency and operationalize sustainability. We generate revenue in these segments and the following service categories: Certification Testing; Ongoing Certification Services; Non-certification Testing and Other Services; and Software. As the global economy continues to evolve and becomes more digital and inter-connected, our customers continue to seek ways to bridge traditional TIC needs with next generation cloud-based software and services to better mitigate risk and enhance their business performance.
Corporate Information
UL Solutions was incorporated as Underwriters Laboratories (USA) Inc. in 2008 and changed its name to UL Inc. in 2011. In 2012, UL Research Institutes transferred its TIC activities to UL Inc., and in 2021, UL Research Institutes transferred its standards activities to UL Standards & Engagement. On June 16, 2022, we changed our name to UL Solutions Inc. UL Research Institutes remains a tax-exempt nonprofit organization and continues to engage in scientific research activities. UL Solutions remains an indirect subsidiary of UL Research Institutes, with the same goal of advancing public safety.
Our corporate headquarters are located at 333 Pfingsten Road, Northbrook, Illinois 60062, and our telephone number is (847) 272‑8800. Our website address is www.ul.com; however, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference in, this prospectus or the registration statement of which it forms a part.

Summary of the Exchange Offer
The summary below describes the principal terms of the exchange offer. See also the section of this prospectus titled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

Background
On October 20, 2023, we issued $300,000,000 aggregate principal amount of 6.500% senior notes due 2028 under an indenture among us, as the issuer, our wholly owned subsidiary, UL LLC, as the guarantor, and Computershare Trust Company, N.A., as trustee (the “indenture”). The outstanding notes were issued in a private offering that was not subject to the registration requirements of the Securities Act.
In connection with the offering, we entered into a registration rights agreement (the “registration rights agreement”) with respect to the outstanding notes. In the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to file with the SEC, and cause to become effective, a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms that are substantially identical to the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. Except in limited circumstances, after the exchange offer is complete, holders of outstanding notes will no longer be entitled to any exchange or registration rights with respect to their outstanding notes.

The exchange offer
We are offering up to $300,000,000 aggregate principal amount of our new 6.500% senior notes due 2028 and related guarantee (if any), which have been registered under the Securities Act, in exchange for any and all of the outstanding notes and the related guarantee.
Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer and satisfaction of the conditions of acceptance of the notes for exchange. Outstanding notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Resale
Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without the requirement to comply with the registration and prospectus-delivery provisions of the Securities Act, provided that:
•you are acquiring the exchange notes in the ordinary course of your business; and
•you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration date	The exchange offer expires at 11:59 p.m., New York City time, on , 2025, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal
You may withdraw any tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for tendering outstanding notes
If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
•you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
•you are not an “affiliate” of ours or of any guarantor within the meaning of Rule 405 under the Securities Act;
•you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;
•you are acquiring the exchange notes in the ordinary course of your business; and
•if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Unless you hold your notes through DTC, if you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Special procedures for beneficial owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	None.

Effect on holders of outstanding notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the applicable interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes and related guarantee under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, except in a transaction that is registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the offer and sale of the outstanding notes under the Securities Act.

U.S. federal income tax consequences of the exchange offer	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange agent	Computershare Trust Company, N.A. is the exchange agent for the exchange offer. The address of the exchange agent is set forth under “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes
The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement.

Issuer	UL Solutions Inc., a Delaware corporation.

Securities offered	$300,000,000 aggregate principal amount of 6.500% senior notes due 2028.

Maturity date	The exchange notes will mature on October 20, 2028.

Interest payment dates	April 20 and October 20 of each year. Interest on the exchange notes accrues from the most recent interest payment date to which interest has been paid on the exchange notes or the outstanding notes.

Guarantor
For so long as UL LLC, a Delaware limited liability company and wholly owned subsidiary of the issuer, guarantees our obligations under the Credit Facility (as defined herein), UL LLC (together with the issuer, the “obligors”) will also unconditionally guarantee the exchange notes on a senior unsecured basis.

Ranking
The exchange notes and the guarantee of the exchange notes will be the obligors’ respective general unsecured obligations and will:
•rank equal in right of payment with all of the obligors’ respective other existing and future unsecured unsubordinated indebtedness;
•rank senior in right of payment to the obligors’ respective existing and future senior subordinated or subordinated indebtedness; and
•be effectively subordinated in right of payment to the obligors’ respective existing and future secured obligations, to the extent of the assets securing such obligations.
The exchange notes will only be guaranteed by one of our subsidiaries, UL LLC. As a result, the exchange notes will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our non-guarantor subsidiaries.
As of June 30, 2025, our non-guarantor subsidiaries had approximately $3 million of total debt, all of which is structurally senior to the notes. The indenture does not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or issue preferred stock. We depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, including our obligations to pay interest on the exchange notes.

Optional redemption
Prior to September 20, 2028, we may redeem the exchange notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the exchange notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”) plus 30 basis points less (b) interest accrued thereon to the redemption date, and
•100% of the principal amount of the exchange notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after September 20, 2028, we may redeem the exchange notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the exchange notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of control triggering event
If a change of control triggering event occurs (as defined under “Description of the Notes”), each holder of exchange notes may require us to repurchase some or all of its exchange notes at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of the purchase. See “Description of the Notes—Change of Control.”

Covenants
The indenture contains covenants that limit, among other things, our ability and the ability of certain of our subsidiaries to:
•create liens on principal property;
•enter into mergers or consolidations or transfer all or substantially all our assets; and
•enter into sale/leaseback transactions with respect to principal property.
These covenants are subject to a number of important exceptions and qualifications. For more information, see “Description of the Notes—Certain Covenants.”

Book-entry
The exchange notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Book-Entry, Delivery and Form.”

No public market; no listing
The exchange notes will be new securities for which there is currently no established trading market. As a result, a liquid market for the exchange notes may not be available if you try to sell such exchange notes. The exchange notes will not be listed on any securities exchange or market.

Risk factors
You should carefully consider all of the information included and incorporated by reference in this prospectus, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by our subsequently filed quarterly and current reports, and in this prospectus beginning on page 13, as well as in the other reports we file from time to time with the SEC that are incorporated by reference herein. In addition, you should review the information set forth under “Cautionary Statement Regarding Forward-Looking Statements” before deciding to tender your outstanding notes in the exchange offer.

RISK FACTORS
Before deciding to tender your outstanding notes in the exchange offer, you should consider the risks described below and the other information included or incorporated by reference in this prospectus, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by our subsequently filed quarterly and current reports, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In any such case, the market price of the exchange notes could decline and you could lose all or part of your investment. In addition, we may not be able to make payments of interest and principal on the exchange notes.
Risks Related to the Exchange Offer
If you do not exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.
If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the applicable offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless in transactions that are registered, or exempt from registration, under, or not subject to, the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. We do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—Summary of the Exchange Offer” and “The Exchange Offer” for information on how to tender your outstanding notes.
The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to reduction in liquidity. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for exchange notes registered under the Securities Act, and you will no longer be entitled to have your outstanding notes registered for resale under the Securities Act.
Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell them.
We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offer—Procedures for Tendering.”

Risks Related to the Notes and our Indebtedness
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments due on our debt obligations or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems. Any decrease in our liquidity could result in our inability to meet financial obligations or fund growth plans, and we could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations.
Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations.
Our Credit Facility and the indenture contain restrictions and limitations that could impact our ability to operate our business.
In January 2022, we entered into a credit agreement with Bank of America, N.A. and certain other lenders, which provides for senior unsecured credit facilities in an aggregate principal amount of $1,250 million (collectively, and as amended, the “Credit Facility”), consisting of term loans and revolving loan commitments. UL LLC, the guarantor of the notes, also provides a guaranty of our obligations under the Credit Facility.
The Credit Facility and the indenture contain covenants that, among other things, restrict our ability to (i) transfer or sell assets, (ii) create liens, and (iii) enter into agreements restricting dividends or other distributions by our subsidiaries. Our ability to comply with the covenants and restrictions contained in the Credit Facility and the indenture may be affected by economic, financial and industry conditions beyond our control including credit or capital market disruptions. The breach of any of these covenants or restrictions could result in a default that would permit the applicable lenders or noteholders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. We may be unable to borrow under the Credit Facility in the future and may not be able to repay the amounts due under such facilities, the indenture or our other outstanding indebtedness. This could have serious consequences to our financial position and results of operations and could cause us to become bankrupt or insolvent.
We and our subsidiaries may incur substantially more indebtedness, which could further exacerbate the risks associated with our indebtedness.
We and our subsidiaries may incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit our subsidiaries from doing so. The Credit Facility and the indenture each permit additional borrowings beyond the committed and initial principal amounts under certain circumstances. We expect that we will from time to time incur additional debt and other liabilities. In addition, the indenture does not restrict us from prepaying our other indebtedness, paying dividends or issuing or repurchasing our other securities. If new indebtedness is added to our current indebtedness levels, the related risks we face would increase, and we may not be able to meet all of our debt obligations.

The trading prices of the notes may be volatile and can be directly affected by many factors, including our credit rating.
To the extent trading markets for the notes develop, the trading prices of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading prices of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading prices of the notes.
The notes and the guarantee are unsecured and effectively subordinated to our and the guarantor’s future secured indebtedness.
The notes and the guarantee are general unsecured obligations ranking effectively junior in right of payment to all of our future secured indebtedness and that of the guarantor. Additionally, the indenture permits us to incur additional secured indebtedness in the future. In the event that either we or the guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantee will be entitled to be paid in full from our assets or the assets of the guarantor securing such indebtedness, as applicable, before any payment may be made with respect to the exchange notes or the guarantee. You will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based on the respective amounts owed to each holder or creditor.
The notes and the guarantee are structurally subordinated to the indebtedness of our subsidiaries that do not guarantee the notes.
We are a holding company. We conduct substantially all of our operations through subsidiaries that own substantially all of our consolidated assets. Consequently, our ability to meet our debt service obligations depends in large part upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. As of the issue date, only one of our subsidiaries, UL LLC, the guarantor, guarantees the notes. Our other subsidiaries are not obligated to make funds available to us for payment of our debt securities or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.
As a result, the notes are structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our non-guarantor subsidiaries. This means that creditors of our non-guarantor subsidiaries will be paid from their assets before holders of the exchange notes would have any claims to those assets. As of June 30, 2025, our non-guarantor subsidiaries had approximately $3 million of total debt, all of which is structurally senior to the notes. As of the date of this prospectus, the guarantor is our only restricted subsidiary, and, as of June 30, 2025, the guarantor held approximately 34% of our total assets, excluding goodwill, intangible assets and intercompany balances. See “Description of the Notes.” In the event that UL LLC ceases to be a guarantor under the Credit Facility, UL LLC will automatically cease to be a guarantor for the notes and, in turn, the notes would be structurally subordinated to all of the existing and future liabilities of UL LLC.
We may not be able to purchase the notes upon a change of control triggering event.
If a change of control triggering event occurs, as defined in the indenture, we will be required to offer to purchase the notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. At the time of any change of control, we may not have sufficient financial resources to purchase all of the notes that you may tender to us in connection with a change of control offer.

You may not be able to determine when a change of control giving rise to your right to have the notes repurchased by us has occurred.
The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain. See “Description of the Notes—Change of Control.”
Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.
We do not intend to apply for listing of the exchange notes on any securities exchange or market. The exchange notes are a new issue of securities for which there is no established public market. The initial purchasers in the private offering of the outstanding notes may make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes and may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the pendency of the exchange offer. Therefore, an active market for the exchange notes may not develop or, if developed, it may not continue. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.
Fraudulent transfer laws may permit a court to void the notes and/or the guarantee, and, if that occurs, you may not receive any payments on the notes.
Fraudulent transfer and conveyance laws may apply to the issuance of the notes and the incurrence of the guarantee. Under bankruptcy laws and fraudulent transfer or conveyance laws, which may vary from state to state and jurisdiction to jurisdiction, the notes or the guarantee could be voided as a fraudulent transfer or conveyance if (a) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (b) we or the guarantor received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:
•we or the guarantor were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantee;
•the issuance of the notes or the incurrence of the guarantee left us or the guarantor with an unreasonably small amount of capital or assets to carry on our or its business;
•we or the guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature; or
•we or the guarantor were a defendant in an action for money damages, or had a judgment for money damages docketed against us or it, if, in either case, the judgment was unsatisfied after final judgment.
As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that the guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent it did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.
We cannot be certain as to the standards a court would use to determine whether or not we or the guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantee would be subordinated to our or the guarantor’s other debt. In general, however, a court would deem an entity insolvent if:
•the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•it could not pay its debts as they became due.
If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or the guarantee, could subordinate the notes or the guarantee to presently existing and future indebtedness of us or the guarantor or could require the holders of the notes to repay any amounts received with respect to the guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes or the guarantee could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.
Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the notes or the guarantee to other claims against us or the guarantor under the principle of equitable subordination if the court determines that (1) the holder of the notes or the guarantee engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.
Because the guarantor’s liability under the guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from the guarantor.
Holders of notes have the benefit of the guarantee. However, the guarantee is limited to the maximum amount that the guarantor is permitted to guarantee under applicable law. As a result, the guarantor’s liability under the guarantee could be materially reduced or eliminated depending upon the amounts of its other obligations and upon applicable laws. In particular, in certain jurisdictions, a guarantee issued by a company that is not in the company’s corporate interests, the burden of which exceeds the benefit to the company or which is entered into within a certain period prior to insolvency or bankruptcy, may not be valid and enforceable. It is possible that the guarantor, a creditor of the guarantor or the insolvency administrator in the case of an insolvency of the guarantor may contest the validity and enforceability of the guarantee and that the applicable court may determine the guarantee should be limited or voided. In the event that the guarantee is deemed invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the guarantee obligation apply, the notes would be further subordinated to all liabilities of the applicable guarantor, including trade payables of such guarantor. See “—Fraudulent transfer laws may permit a court to void the notes and/or the guarantee, and, if that occurs, you may not receive any payments on the notes.”

USE OF PROCEEDS
The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. Neither we nor the guarantor will receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated by this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are substantially identical to the exchange notes, except as otherwise described in this prospectus. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

SUMMARIZED GUARANTOR FINANCIAL INFORMATION
The tables below are summarized financial information provided in conformity with Rule 13-01 of Regulation S-X. The summarized financial information of UL Solutions, Inc., the issuer of the notes, and UL LLC, the guarantor (collectively, the “Obligor Group”) is presented on a combined basis, excluding intercompany balances and transactions between entities in the Obligor Group. Balances and transactions with subsidiaries that are not issuers or guarantors are presented or disclosed separately in the summarized financial information. The Obligor Group’s investment balances in subsidiaries that are not issuers or guarantors have been excluded from the summarized financial information.
The following table presents summarized results of operations information for the Obligor Group for the period indicated:

	Six Months Ended June 30,	Year Ended December 31,
(in millions)	2025	2024
Revenue(a)	$534	$1,036
Operating income	$13	$34
Net income(b)	$310	$258
__________________
(a)Includes $234 million and $463 million of revenue from subsidiaries that are not issuers or guarantors for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.
(b)Includes $337 million and $288 million of dividend income from subsidiaries that are not issuers or guarantors for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.
The following table presents summarized balance sheet information for the Obligor Group as of the dates indicated:

(in millions)	June 30, 2025	December 31, 2024
Current assets	$205	$178
Current assets due from subsidiaries that are not issuers or guarantors	404	325
Non-current assets	594	592
Total assets	$1,203	$1,095

Current liabilities	$219	$257
Current liabilities due to subsidiaries that are not issuers or guarantors	491	451
Non-current liabilities	773	870
Total liabilities	$1,483	$1,578

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
In connection with the private offering and sale of the outstanding notes, we and the guarantor entered into the registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement, a copy of which is incorporated by reference into this prospectus.
Pursuant to the registration rights agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective and to cause the exchange offer to be consummated upon the terms and subject to the conditions set forth in the registration rights agreement. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act, and the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement.
Pursuant to the registration rights agreement and under certain circumstances, we and the guarantor also agreed to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective until the earlier of (i) one year after the effective date and (ii) such time as all of the securities entitled to the benefits of the registration rights agreement and covered by the shelf registration statement have been sold pursuant to such registration statement.
If we fail to comply with our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. Such additional interest will generally be required to be paid if:
•we fail to consummate the exchange offer on or before October 20, 2025;
•we are required to file a shelf registration statement pursuant to the registration rights agreement, and we fail to file the shelf registration statement with the SEC on or before the 60th day after the date on which the shelf registration statement is required to be filed (or, if such 60th day is not a business day, the next succeeding business day); or
•after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).
If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:
•that any exchange notes to be received by you will be acquired in the ordinary course of your business;
•that, at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of any exchange notes in violation of the Securities Act;
•that you are not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours; and
•if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of any exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Resale of Exchange Notes
Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus-delivery provisions of the Securities Act, if:
•you are acquiring the exchange notes in the ordinary course of your business;
•you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;
•you are not our “affiliate,” as defined by Rule 405 of the Securities Act; and
•you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.
If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters, and in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus-delivery requirements of the Securities Act in connection with any resale of the exchange notes.
This prospectus may be used for an offer to resell, or for the resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer. In exchange for each outstanding note surrendered in the exchange offer, we will issue exchange notes with a like principal amount. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of Notes.”
The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. As of the date of this prospectus, there is outstanding a total of $300,000,000 aggregate principal amount of the outstanding notes. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and be entitled to the rights and benefits that such holders have under the indenture and the registration rights agreement, except we will not have any further obligations to provide for the registration of the outstanding notes under the registration rights agreement.
We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept outstanding notes for exchange upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.” If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the information under the caption “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date; Extensions, Amendments
As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on     , 2025. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer. To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notification will set forth, among other things, the approximate number of outstanding notes tendered to date.
We reserve the right, in our sole discretion, to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer), to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent and, subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.
Conditions to the Exchange Offer
Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment the exchange offer, or the making of any exchange by a holder, violates any applicable law or interpretation of the SEC or any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution” and any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the offer and sale of the exchange notes under the Securities Act.
We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral (promptly followed up by written notice) or written notice of any extension, amendment, non-acceptance or termination to the exchange agent and holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.
In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Procedures for Tendering Outstanding Notes
To tender your outstanding notes in the exchange offer, you must either:
•comply with DTC’s Automated Tender Offer Program procedures described below; or
•complete, sign and date the letter of transmittal or a facsimile of the applicable letter of transmittal, have the signature(s) on such letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date.
In addition, the exchange agent must receive (i) certificates for outstanding notes along with the letter of transmittal prior to the expiration date or (ii) a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date. Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.
The method of delivery of outstanding notes, letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you. If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder of outstanding notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. We are not responsible for any delays in any such transfer.
Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding notes surrendered for exchange are tendered:
•by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•for the account of an eligible guarantor institution.
If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power. If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:
•DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;
•the participant has received and agrees to be bound by the terms of the letter of transmittal; and
•we may enforce that agreement against such participant.
DTC is referred to herein as a “book-entry transfer facility.” There are not any guaranteed delivery procedures applicable to the exchange offer.
Acceptance of Exchange Notes
In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:
•any exchange notes to be received by you will be acquired in the ordinary course of your business;

•at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of any exchange notes in violation of the Securities Act; and
•you are not an “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of ours.
In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured before the expiration date. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as described above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
Withdrawal Rights
Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent” or you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
Any notice of withdrawal must:
•specify the name of the person who tendered the outstanding notes to be withdrawn;

•identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and
•where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit the certificate numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless you are an eligible guarantor institution.
If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
Exchange Agent
Computershare Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. Computershare Trust Company, N.A. also acts as trustee under the indenture. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:
By Overnight Delivery or Mail (Registered or Certified Mail Recommended):
Computershare Trust Company, N.A.
Attn: CCT Administrator for UL Solutions Inc.
1505 Energy Park Drive
St Paul, MN 55108
By Email Transmission (for Eligible Institutions Only):
Email: CCTBondholderCommunications@computershare.com
For Information and to Confirm by Telephone:
(800) 344-5128, Option 0
Attn: Bondholder Communications
If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective. Fax cover sheets should provide a call-back number.
Fees and Expenses
The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of outstanding notes pursuant to the exchange offer.
Accounting Treatment
We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer.
Transfer Taxes
Subject to the following sentence, we will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if (i) certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered; (ii) tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or (iii) a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
Consequences of Failure to Exchange
As set forth in the legend printed on the outstanding notes, and as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes, if you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes as a consequence of the issuance of the outstanding notes in a transaction exempt from the registration requirements of the Securities Act.
In general, you may not offer or sell your outstanding notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Other
Participating in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF OTHER INDEBTEDNESS
Set forth below is a summary of certain of our outstanding indebtedness. The following summary is not a complete description of the terms of our Credit Facility and is qualified in its entirety by reference to the Credit Facility, which has been filed as an exhibit to our filings with the SEC and is incorporated by reference in this prospectus. See “Where You Can Find Additional Information; Incorporation by Reference.”
Credit Facility
In January 2022, we entered into a credit agreement with Bank of America, N.A. and certain other lenders, which provides for senior unsecured credit facilities in an aggregate principal amount of $1,250 million (collectively, the “Credit Facility”), consisting of term loans in an initial aggregate principal amount of $500 million and revolving loan commitments in an initial aggregate commitment amount of $750 million (including a $25 million sub-facility for letters of credit). The Credit Facility includes an accordion feature permitting an increase in the Credit Facility by an aggregate amount of up to $625 million (of which up to $400 million may consist of term loans), subject to the consent of any lenders providing such increase, the absence of any default or event of default and entry into customary documentation with respect to such increase. UL LLC provides a guaranty of our obligations under the Credit Facility. The Credit Facility matures in January 2027 and may be prepaid without fees or penalties. As of June 30, 2025, we had a principal amount of $309 million outstanding under the Credit Facility, prior to unamortized debt issuance costs, which consisted of term loans, with the unsecured revolving loan capacity fully undrawn. In addition, we had $6 million outstanding in letters of credit, surety bonds and performance and other guarantees with financial institutions as of June 30, 2025.
In June 2024, we entered into an amendment (the “First Credit Facility Amendment”) to the Credit Facility. The First Credit Facility Amendment provided, among other things, for (i) the replacement of the Bloomberg Short-term Bank Yield (“BSBY”) with Term SOFR, plus a SOFR adjustment, as a benchmark rate for interest periods commencing subsequent to June 28, 2024; (ii) UL Solutions Inc., which was previously the guarantor of the facility, became the named borrower, and UL LLC, which was previously the named borrower, became the guarantor.
Effective from the date of the First Credit Facility Amendment, borrowings under the Credit Facility bear interest at a rate per annum equal to, at our option, (a) in the case of U.S. dollar loans, the Term SOFR plus a SOFR adjustment of 0.1% plus a margin, and for all other currencies, a specified benchmark rate for the applicable currency plus, in certain instances, a specified spread adjustment plus a margin (loans with a rate based on this clause (a), “benchmark rate loans”) or (b) for U.S. dollar loans only, the base rate plus a margin (loans with a rate based on this clause (b), “base rate loans”). Prior to the First Credit Facility Amendment, borrowings bore interest on the same terms with the exception that the BSBY Index rate plus a margin was used as the base rate in place of Term SOFR. As of June 30, 2025, the margin was 1.125% for benchmark rate loans and 0.125% for base rate loans but may be adjusted based on our most recently tested consolidated net leverage ratio and may vary from 1.0% to 1.5% for benchmark rate loans and 0% to 0.5% for base rate loans. The unused commitment fee varies from 0.1% to 0.2% based on our most recently tested consolidated net leverage ratio.
The Credit Facility also includes a financial covenant tested quarterly which requires us to maintain a consolidated net leverage ratio of not greater than 3.5 to 1.0, calculated on a consolidated basis for each consecutive four fiscal quarter period, with an increase in the maintenance level to 4.0 to 1.0 for each of the four test periods immediately following any permitted acquisition that involves the payment of aggregate consideration in excess of $100 million, subject to a two fiscal quarter rest period between increases for separate acquisitions. The calculation of the consolidated net leverage ratio permits the netting of up to $250 million of unrestricted cash from funded debt. As of June 30, 2025, we were in compliance with all covenants under the Credit Facility.
The Credit Facility includes customary representations and warranties, covenants and events of default, subject to certain customary exceptions, materiality thresholds and grace periods. The covenants include, among other things, financial reporting, maintenance of line of business, notices of default and other material changes, as well as limitations on investments and acquisitions, mergers and transfers of all or substantially all assets, dividends and distributions, burdensome contracts with affiliates, liens and indebtedness. Future borrowings under the Credit

Facility are subject to the satisfaction of customary conditions, including the absence of any default or event of default and the accuracy of representations and warranties.

DESCRIPTION OF THE NOTES
The outstanding notes were issued under an indenture, dated October 20, 2023, among UL Solutions Inc. (the “Issuer”), UL LLC, as guarantor (the “Guarantor”), and Computershare Trust Company, N.A., as trustee, as supplemented by the first supplemental indenture. We refer to the original indenture, as supplemented by the first supplemental indenture, as the “indenture.” The terms of the indenture include those stated therein and those made part thereof by reference to the Trust Indenture Act. The exchange notes will be issued under the indenture, and their terms will be substantially identical to the terms of the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes. We refer to the exchange notes and the outstanding notes collectively as the “notes.”
The following description is only a summary of the material provisions of the indenture and the notes. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the indenture and the notes. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. You may request copies of the indenture and the notes at our address set forth under the heading “Prospectus Summary.”
The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this “Description of the Notes,” references to “the Issuer” refer only to UL Solutions Inc. and not to any of its subsidiaries, unless the context otherwise requires or as otherwise expressly stated. Capitalized terms not otherwise defined below or elsewhere in this prospectus have the respective meanings given such terms in the indenture.
Principal, Maturity, Interest and Ranking
Like the outstanding notes, the exchange notes will accrue interest at a rate of 6.500% per annum and mature on October 20, 2028. The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The notes are our general unsecured obligations and rank senior to any of our future subordinated indebtedness and equally in right of payment with all the obligors’ (as defined below) other existing and future unsecured and unsubordinated indebtedness (including Indebtedness under the Credit Facility).
As of June 30, 2025, the Issuer and its consolidated subsidiaries had approximately $612 million aggregate principal amount of outstanding indebtedness prior to unamortized debt issuance costs, all of which was unsecured indebtedness and none of which constituted subordinated indebtedness. Our Credit Facility is unsecured and provides for senior unsecured credit facilities in an aggregate principal amount of $1,250 million, consisting of term loans in an initial aggregate principal amount of $500 million and revolving loan commitments in an initial aggregate commitment amount of $750 million (including a $25 million sub-facility for letters of credit). As of June 30, 2025, in addition to the $300 million of notes to be exchanged, we had $309 million outstanding under the Credit Facility, which consisted of term loans, with the unsecured revolving loan capacity fully undrawn, as well as $3 million of other unsecured third party loans. In addition, we had $6 million outstanding in letters of credit, surety bonds and performance and other guarantees with financial institutions as of June 30, 2025. See “Description of Other Indebtedness.”
Interest on the notes:
•accrues from October 20, 2023 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for;
•is paid semiannually in arrears on April 20 and October 20 of each year, commencing on April 20, 2024 (each, an “Interest Payment Date”), to holders of record of the notes on the immediately preceding April 5 and October 5; and
•is computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the notes is paid to, but excluding, the relevant Interest Payment Date.

Interest on the outstanding notes accepted for exchange in the exchange offer will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first Interest Payment Date following the closing of the exchange offer. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in the exchange offer.
Guarantee
The Issuer’s obligations under the notes are fully and unconditionally guaranteed on an unsubordinated basis by the Guarantor. The guarantee ranks equally in right of payment with all existing and future liabilities of the Guarantor that are not subordinated. The guarantee effectively ranks junior to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness. Under the terms of the full and unconditional guarantee, holders of the notes will not be required to exercise their remedies against the Issuer before they proceed directly against the Guarantor.
Under the indenture, the holders of the notes will be deemed to have consented to the release of the guarantee of the notes provided by the Guarantor, without any action required on the part of the trustee or any holder of the notes, upon the Guarantor ceasing to be a borrower under the Credit Facility. Accordingly, if the lenders under the Credit Facility agree to release the Guarantor from its obligations under the Credit Facility, the obligations of the Guarantor to guarantee the notes will immediately terminate, and if the Credit Facility is repaid in full, the obligations of the Guarantor to guarantee the notes will immediately terminate.
In addition, the Guarantor will be released and relieved from all of its obligations under its guarantee in the following circumstances, each of which is permitted by the indenture:
•upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of the Guarantor (other than to the Issuer or any affiliate); or
•upon the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuer or any affiliate).
At the request of the Issuer, the trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders to any such release.
The obligations of the Guarantor under its guarantee will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
Optional Redemption
We may redeem the notes in whole or in part, at any time and from time to time, at our option, prior to September 20, 2028 (the date that is one month prior to their maturity date) (the “Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and
(2)100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In connection with any redemption of notes, any such redemption may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, in our discretion, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived, in our discretion, by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person. We shall provide written notice to the trustee prior to the close of business one business day prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the trustee shall provide such notice to each Holder of the notes in the same manner in which the notice of redemption was given.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary, and we will not be responsible for providing notice of redemption to anyone other than DTC or its nominee and the trustee.
Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Mandatory Redemption
We are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Payment
The trustee acts as paying agent with respect to the notes. We may change the paying agent without prior notice to you, and we or any of our subsidiaries may act as paying agent. We will make payments of principal, interest and premium, if any, through the paying agent to DTC as described under “Book-Entry, Delivery and Form.”
If any Interest Payment Date, maturity date or redemption date for the notes falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant Interest Payment Date, maturity date or redemption date, and no interest on such payment will accrue in respect of the delay.
Purchasers are required to pay for the notes in U.S. dollars, and payments of principal, premium, if any, and interest on the notes will also be made in U.S. dollars.
Additional Notes
We may issue additional notes in one or more series after this exchange offer, without limitation and without your consent, in accordance with the indenture. If we issue additional notes, they may have the same terms and conditions as the notes in all respects (except for the issue date, price to public, the initial interest payment date (if applicable) and the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered in this offering. If any additional notes are not fungible with the notes offered in this offering for U.S. federal income tax purposes, the additional notes will have separate CUSIP and ISIN numbers.
We may also issue other series of notes under the indenture from time to time in an amount authorized prior to issuance. The indenture does not limit the amount of indebtedness that the obligors may incur.
Change of Control
If a Change of Control Triggering Event (as defined in “—Certain Definitions” below) occurs, and we have not previously exercised our option to redeem the notes as described above, we will be required to make the offer described below (the “Change of Control Offer”) to each holder of the notes to repurchase all or any portion (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
Within 30 days following any Change of Control Triggering Event, or at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will send a notice to each holder, with a copy to the trustee, which terms will govern the terms of the Change of Control Offer. Such notice will state, among other things:
•that a Change of Control Triggering Event has occurred and that such holder has the right to require us to repurchase all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of repurchase, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant Interest Payment Date);
•the circumstances and relevant facts regarding such Change of Control Triggering Event;
•the repurchase date, which will be no earlier than 30 nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”); and
•the instructions, as determined by us and consistent with the covenant described under the indenture, that a holder must follow in order to have its note purchased.
We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.
A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Change of Control Offer, if sent prior to the date of consummation of the Change of Control, will state that the offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
We will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, we will comply with those applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Change of Control” provisions of the indenture by virtue of any such compliance.
Subject to the limitations discussed below, we may, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the indenture, but that may increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. However, the indenture does not contain any covenants or provisions that afford holders protection in the event of any such transaction.
Our Credit Facility contains, and other debt may contain, prohibitions of certain events that would constitute a Change of Control Triggering Event or may require such debt to be repurchased or repaid upon a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to purchase the notes may cause a default under such debt, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us or otherwise. Finally, our ability to pay cash to the holders upon a purchase may be limited by our then-existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make required purchases. The holders of a majority in aggregate principal amount of the notes may give written consent that the provisions under the indenture relating to our obligation to make an offer to purchase such notes as a result of a Change of Control Triggering Event be waived or modified prior to the occurrence of a Change of Control Triggering Event.

Certain Covenants
Limitation on Liens
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist, any Lien to secure Indebtedness (other than Permitted Liens) on (i) any Principal Property or (ii) Capital Stock or Indebtedness issued by any Restricted Subsidiary and owned by the Issuer or any Subsidiary, now or hereafter acquired, in each case, without effectively providing concurrently that the notes are secured equally and ratably with such Indebtedness for so long as such Indebtedness shall be so secured.
“Permitted Liens” means:
(i)Liens existing on the date of the indenture;
(ii)Liens in favor of the Issuer or a Restricted Subsidiary;
(iii)Liens on any property existing at the time of the acquisition thereof;
(iv)Liens on any property of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into the Issuer or a Restricted Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Restricted Subsidiary;
(v)Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capital Lease), construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purposes; provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 18 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;
(vi)Liens securing industrial revenue, pollution control or similar bonds; and
(vii)any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of clauses (i), (iii), (iv) or (v) of this definition of Permitted Liens that would not otherwise be permitted pursuant to any of clauses (i) through (vi), to the extent that (A) the principal amount of Indebtedness secured thereby and not otherwise permitted to be secured pursuant to any of clauses (i) through (vi) of this definition of Permitted Liens does not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except that where (1) the Indebtedness so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project and (2) additional Indebtedness is to be incurred in connection with such extension, renewal or replacement solely to finance the completion of the same project, the additional Indebtedness may also be secured by such Lien; and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced.
Notwithstanding the restrictions described above, the Issuer and its Restricted Subsidiaries may, directly or indirectly, create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the first paragraph of this section without equally and ratably securing the notes if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate principal amount of outstanding Indebtedness secured by Liens which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Indebtedness of the Issuer and its Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of clauses (i) through (v) as set forth below under “—Sale and Leaseback Transactions”), does not exceed the greater of $400.0 million and 15% of Consolidated Total Assets.

As of the date of this prospectus, our Northbrook, Illinois campus and our North America Advanced Battery Laboratory in Auburn Hills, Michigan qualify as Principal Properties.
Sale and Leaseback Transactions
The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:
(i)the Sale and Leaseback Transaction is solely with the Issuer or another Subsidiary;
(ii)the lease in such Sale and Leaseback Transaction is for a period not in excess of three years, including renewal rights;
(iii)the lease in such Sale and Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;
(iv)the Sale and Leaseback Transaction is entered into prior to or within 18 months after the purchase or acquisition of the Principal Property which is the subject of such Sale and Leaseback Transaction;
(v)the proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value (as determined by the Issuer’s board of directors in good faith) of the Principal Property which is the subject of the Sale and Leaseback Transaction and prior to or within 180 days after the sale of such Principal Property, the Issuer applies an amount equal to the greater of (A) the net proceeds of such sale, and (B) the Attributable Indebtedness of the Issuer and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction to (1) the retirement of long-term Indebtedness that is not subordinated to any notes issued under the indenture and that is not Indebtedness owed to the Issuer or a Subsidiary, or (2) the purchase of other property which will constitute a Principal Property having a value at least equal to the value of the Principal Property leased; or
(vi)the Attributable Indebtedness of the Issuer and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions with respect to any Principal Property (not including any Sale and Leaseback Transactions described under any of clauses (i) through (v) set forth immediately above), plus the aggregate principal amount of outstanding Indebtedness secured by Liens upon Principal Properties or Capital Stock or Indebtedness issued by the Issuer and any Restricted Subsidiary and owned by the Issuer or any Subsidiary then outstanding (not including any such Indebtedness secured by Permitted Liens) which do not secure such notes equally and ratably with (or on a basis that is prior to) the other Indebtedness secured thereby, would not exceed the greater of $400.0 million and 15% of Consolidated Total Assets.
Mergers, Consolidations and Sales
None of the obligors may consolidate with or merge into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Issuer’s and its Subsidiaries’ properties and assets, taken as a whole, to any Person, unless:
•the Person surviving such consolidation or merger (if other than the obligors) or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Issuer’s and its Subsidiaries’ properties and assets, taken as a whole, shall be a corporation, partnership, limited liability company, trust or other entity organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Canada, Ireland, Luxembourg, the Netherlands, Switzerland or the United Kingdom, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the indenture on the part of the obligors to be performed or observed;
•immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Issuer or any Subsidiary as a result of such transaction as having been incurred by the

Issuer or such Subsidiary at the time of such transaction, no default or Event of Default shall have occurred and be continuing; and
•the Issuer shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the terms of the indenture and that all conditions precedent provided for therein relating to such transaction have been complied with.
These restrictions will not apply to:
•any sale, assignment, transfer, conveyance, lease or other disposition of assets solely between or among the Issuer and its Subsidiaries; or
•any conversion of the Issuer from a corporation to a limited liability company, from a limited liability company to a corporation, from a limited liability company to a limited partnership or a similar conversion.
This covenant includes a phrase relating to the sale or other transfer of “all or substantially all” of the Issuer’s and its Subsidiaries’ properties and assets, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the Issuer’s and its Subsidiaries’ properties and assets, taken as a whole. As a result, it may be unclear as to whether the Issuer is required to comply with these provisions.
Events of Default
Unless otherwise indicated for a particular series of notes by a Board Resolution, a supplemental indenture, or an officer’s certificate, each of the following constitutes an “Event of Default” with respect to each series of notes:
(i)default in the payment of the principal of or premium, if any, when due on the notes of that series;
(ii)default for 30 days in the payment of interest when due on the notes of that series;
(iii)the Issuer fails to comply with any of its covenants or agreements in the notes of that series or in the indenture and such failure continues for 60 days after written notice has been given to the Issuer by the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series, as provided in the indenture;
(iv)default by the Issuer or any Subsidiary under any Indebtedness (other than Non-Recourse Indebtedness) of the Issuer or any Subsidiary having an aggregate principal amount equal to $150.0 million, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Subsidiary having an aggregate principal amount equal to $150.0 million, whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, that such acceleration shall not have been rescinded or annulled within 10 days after written notice is given to the Issuer by the trustee or holders of at least 25% of the outstanding principal amount of notes of such series as provided in the indenture; and provided, further, that prior to any declaration of the acceleration of the notes as provided in the indenture, an Event of Default under this clause (iv) will be remedied, cured or waived without further action on the part of either the trustee or any of the holders if the default under such other Indebtedness is remedied, cured or waived;
(v)a final judgment or judgments outstanding against the Issuer or against any property or assets of the Issuer in an amount in excess of $150.0 million is or are not paid, vacated, bonded, undischarged or unstayed for a period of 30 days after the date of its or their entry; provided, that prior to any declaration of acceleration of the notes as provided in the indenture, an Event of Default under this clause (v) will be remedied, cured or waived without further action on the part of either the trustee or any of the holders if the judgment is vacated, bonded, discharged or stayed; and
(vi)certain events of bankruptcy, insolvency or reorganization.
The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of the obligors’ other indebtedness outstanding from time to time.
If an Event of Default with respect to the notes of any series at the time outstanding (other than an Event of Default referred to in clause (vi) above) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series by notice to the Issuer, may declare the principal amount of (or other specified amount), premium, if any, and accrued and unpaid interest on all the notes of that series to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. If an Event of Default referred to in clause (vi) above occurs, the principal amount of (or other specified amount), premium, if any, and accrued and unpaid interest on all the notes of each series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.
At any time after the principal of the notes of any series shall have been so declared due and payable (or have become immediately due and payable), and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as provided in the indenture, the holders of a majority in principal amount of the notes of that series then outstanding under the indenture, by written notice to the Issuer and the trustee, may rescind and annul such declaration and its consequences if: (i) the Issuer has paid or deposited with the trustee a sum sufficient to pay all matured installments of interest upon all the notes of that series and the principal of (and premium, if any, on) any and all notes of that series that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the notes of that series to the date of such payment or deposit) and (ii) any and all Events of Default under the indenture with respect to such series of notes, other than the nonpayment of principal (or other specified amount) and interest, if any, on notes of that series that have become due solely by such declaration of acceleration, shall have been remedied or waived as provided in the indenture. No such rescission shall affect any subsequent default or impair any right consequent thereto. For information as to waiver of defaults, see “—Modification and Waiver.”
Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request or direction.
Subject to applicable law and the provisions of the indenture relating to the rights of the trustee and indemnification of the trustee, the holders of a majority in principal amount of the outstanding notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes of that series.
Except to enforce the right to receive payment of the principal amount of, premium, if any, and accrued and unpaid interest on the notes of any series held by such holder when due, no holder of a note of that series may pursue any remedy with respect to the indenture or the notes of that series unless:
•the holder previously gave the trustee written notice stating that an Event of Default with respect to the notes of that series is continuing;
•the holders of at least 25% in aggregate principal amount of the outstanding notes of that series make a written request to the trustee to pursue the remedy;

•such holder or holders of the notes of that series offer to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense caused by taking such action;
•the trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
•the holders of a majority in aggregate principal amount of the outstanding notes of that series do not give the trustee a direction inconsistent with the request during such 60-day period.
The Issuer shall deliver to the trustee within 120 days after the end of each fiscal year of the Issuer an officer’s certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under the indenture, and further stating, as to each such officer signing such certificate, that, to such officer’s knowledge, the Issuer has kept, observed, performed and fulfilled each and every covenant contained in the indenture and is not in default in the performance or observance of any of the terms, provisions and conditions under the indenture (or, if a default or Event of Default shall have occurred, describing all such defaults or Events of Default of which such officer has knowledge and what action the Issuer is taking or proposes to take, if any, with respect thereto).
We refer you to the prospectus supplement, offering memorandum or other like offering documents relating to any series of notes that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
Reporting
So long as any notes are outstanding (unless satisfied and discharged or defeased), we will furnish without cost to the holders and provide to the trustee, no later than 120 days after the end of each fiscal year (in the case of annual financial statements) and 60 days after the end of each fiscal quarter other than the last fiscal quarter (in the case of quarterly financial statements), unaudited quarterly and audited annual consolidated financial statements of the Issuer and its subsidiaries (including balance sheets, statements of operations and statements of cash flows as required in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, as the case may be) prepared in accordance with GAAP, subject, with respect to quarterly financial statements, to the absence of footnote disclosure and normal year end audit adjustments. All such audited annual consolidated financial statements shall be audited by an internationally recognized independent public accountant.
We will distribute such information and such reports electronically to:
•any holder;
•any beneficial owner of the notes that provides its email address to us and certifies that it is a beneficial owner of the notes;
•any prospective investor in the notes that provides its email address to us and certifies that it is (i) a prospective investor in the notes and (ii) a Qualified Institutional Buyer (as defined in the Securities Act) or not a U.S. Person (as defined in Rule 902(k) under the Securities Act);
•any market maker that provides its email address to us and certifies that it is or intends to be a market maker with respect to the notes; and
•any securities analyst that provides its email address to us and certifies that it is a securities analyst.
Any person who requests or receives such financial information from us will be required to make usual and customary representations about confidentiality, until the consummation of the exchange offer, unless we have made such information publicly available as provided in the following paragraph.

We will, upon request, furnish to any holder of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.
Notwithstanding the foregoing, we will be deemed to have furnished such reports referred to above to the trustee and the holders if we have filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.
Delivery of reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the obligors’ compliance with any of the covenants in the indenture (as to which the trustee is entitled to rely on officer’s certificates).
Defeasance and Discharge
The indenture provides that, upon our exercise of our option to be discharged from all our obligations with respect to the notes (except for certain obligations, including the obligations to exchange or register the transfer of the notes, to replace stolen, lost, destroyed or mutilated notes, to maintain a paying agent, service agent and registrar and to hold moneys for payment in trust), we will be deemed to have been discharged from our obligations with respect to the notes then outstanding on the date the conditions to such defeasance are satisfied.
In order to exercise such option, we must make an irrevocable deposit with the trustee, in trust, for the benefit of the holders of the notes, of cash in U.S. dollars or noncallable government securities, or a combination thereof, in such amounts as will be sufficient, as determined by us, to pay the principal of and any premium and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be. We must also, among other things, deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee to the effect that we have received from, or that there has been published by, the U.S. Internal Revenue Service (the “IRS”) a ruling, or there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.
Defeasance of Certain Covenants
The indenture provides that, upon our exercise of our option to be released with respect to the notes from our obligations under certain restrictive covenants, including those described under “—Certain Covenants” and the occurrence of certain Events of Default with respect to such restrictive covenants, we will be deemed to be so released with respect to the notes.
In order to exercise such option, we must make an irrevocable deposit with the trustee, in trust, for the benefit of the holders of the notes, of cash in U.S. dollars or noncallable government securities, or a combination thereof, in such amounts as will be sufficient, as determined by us, to pay the principal of and any premium and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be. We must also, among other things, deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to the notes issued thereunder (except for the rights, powers, trusts, duties, indemnities and immunities of the trustee under the indenture and our obligations in connection therewith), when:
•either:
◦we have delivered to the trustee for cancellation all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money and/or government securities have been deposited in trust or segregated and held in trust by us and thereupon repaid to us or discharged from such trust); or
◦all notes that have not been delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving notice of redemption, and we have irrevocably deposited or caused to be deposited with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, noncallable government securities, or a combination thereof, in amounts as will be sufficient, as determined by us, to pay at maturity or upon redemption the notes not theretofore delivered to the trustee for cancellation, including principal of and any premium and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be;
•we have paid or caused to be paid all other sums payable under the indenture with respect to the notes; and
•we have delivered to the trustee an opinion of counsel and an officer’s certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the notes have been complied with.
All our other obligations (except for our obligation to pay and indemnify the trustee) with respect to the notes will be discharged when the notes have been paid in full.
Modification and Waiver
The indenture provides that the trustee may make reasonable rules for action by or a meeting of holders.
We and the trustee may amend or supplement the indenture or the notes of any series without notice to any holder but with the written consent of the holders of at least a majority in principal amount of each series of notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes) affected by such amendment or supplement by execution of a supplemental indenture. However, without the consent of each holder affected, an amendment or supplement may not:
•reduce the principal amount of any notes issued under the indenture whose holders must consent to an amendment, supplement or waiver;
•reduce the rate of or extend the time for payment of interest, including default interest, on any note issued under the indenture;
•reduce the principal of or change the maturity of any note issued under the indenture;
•reduce the amount payable upon the redemption of any note issued under the indenture or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed (excluding, for the avoidance of doubt, the number of days before a redemption date that a notice of redemption may be sent to the holders of any note) or, once notice of redemption has been given to the holders of any note, the time at which it must thereupon be redeemed;
•make any note issued under the indenture payable in money other than that stated in such note;
•waive a default or Event of Default in the payment of principal of or any premium or interest on the notes issued under the indenture (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);
•make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes issued under the indenture to receive payments of principal of or any premium or interest on the notes;
•waive a redemption payment with respect to any note issued under the indenture; or
•make any change to the waiver of past defaults or the rights of holders to receive payment under the provisions in the indenture relating to the waiver of past defaults and the rights of holders to receive payment or in the amendment and waiver provisions described above.
The holders of a majority in principal amount of any series of notes then outstanding may, on behalf of the holders of all the notes of such series, by written notice to the trustee, waive an existing default and its consequences except:
•a default in the payment of the principal of and any premium and accrued and unpaid interest on notes of such series;
•a default arising from the failure to redeem or purchase any note of such series when required pursuant to the terms of the indenture; and
•a default in respect of certain covenants and provisions of the indenture that cannot be amended without the consent of the holder of each note of such series then outstanding.
However, the holders of a majority in principal amount of the outstanding notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, in accordance with the acceleration provisions under the indenture.
We may fix as a record date for the purpose of determining the holders of the notes entitled to give their consent or take any action required or permitted to be taken pursuant to the indenture. If a record date is fixed, only persons who were holders at such record date (or their duly designated proxies) are entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such holders continue to be holders after such record date.
With respect to the notes, notwithstanding the preceding paragraphs, without the consent of any holder of such notes, we and the trustee may amend or supplement the indenture or the notes:
•to cure any ambiguity, defect, omission or inconsistency;
•to provide for uncertificated notes in addition to or in place of definitive notes;
•to provide for the assumption of the obligations of an obligor to holders of such notes in the case of a merger or consolidation or sale of all or substantially all of our assets;
•add guarantors with respect to the notes of such series;
•to make any changes that would provide additional rights or benefits to the holders of such notes that do not adversely affect the legal rights under the indenture of any such holder;
•to comply with applicable requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
•to provide for the issuance of additional notes in accordance with the indenture;

•to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes and to add or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the indenture by more than one trustee;
•to conform the text of the indenture to any provision of the section “Description of the Notes” or “Description of Debt Securities” in the final offering memorandum, relating to the initial offering of the notes that is intended to be a verbatim recitation of the terms of the notes;
•to establish the form or terms of notes and coupons of any series of notes;
•to add to, change or eliminate any of the provisions of the indenture so long as any such addition not otherwise permitted under the indenture shall (i) neither apply to any note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such note with respect to the benefit of such provision or (ii) become effective only when there is no such security outstanding; or
•to make any other change that does not materially adversely affect the rights of any Holder of the notes, as determined conclusively by the Issuer in good faith as evidenced by an officer’s certificate delivered to the trustee.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of our Issuer, as such, will have any liability for any of our obligations under the notes, the indenture, or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.
Governing Law
The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.
Trustee
The trustee may resign at any time or may be removed by the holders of the notes or us under certain circumstances. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee will be appointed in accordance with the provisions of the indenture. The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. The trustee is permitted to engage in other transactions with us; however, if it acquires any conflicting interest as defined in the Trust Indenture Act, it must eliminate such conflict within 90 days and apply to the SEC for permission to continue or resign.
Certain Definitions
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the terms “controlling” and “controlled” have meaning correlative to the foregoing.
“Attributable Indebtedness” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.
“Capital Lease” means any lease of any Principal Property that is or should be accounted for as a finance lease on the consolidated balance sheet of the Issuer and its Subsidiaries prepared in accordance with GAAP.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Issuer issued to employees as part of a “phantom stock” compensation plan).
“Change of Control” means (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise (including, without limitation, by way of any merger or consolidation), Voting Stock of the Issuer (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Issuer, (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Issuer’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Issuer or one of its Subsidiaries, (iii) subsequent to an Initial Public Offering, the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer (or other securities convertible into such Voting Stock) or the Voting Stock of such other Person (or other securities convertible into such Voting Stock) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Issuer (or other securities convertible into such Voting Stock) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Voting Stock of the surviving Person (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the surviving Person immediately after giving effect to such transaction, (iv) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Issuer then in office or (v) the approval by the holders of the Voting Stock of the Issuer of any plan for the liquidation or dissolution of the Issuer. As used in this definition, “beneficial ownership” has the meaning provided in Rule 13d-3 under the Exchange Act. Notwithstanding the foregoing, a transaction effected to create a holding company for the Issuer will not, in and of itself, constitute a Change of Control if (i) pursuant to such transaction the Issuer becomes a direct or indirect wholly owned subsidiary of such holding company and (ii) immediately following that transaction, the direct or indirect holders of the Voting Stock of such holding company (or other securities convertible into such Voting Stock) are substantially the same as the holders of the Voting Stock of the Issuer (or other securities convertible into such Voting Stock) immediately prior to that transaction.
“Change of Control Triggering Event” means (i) the occurrence of a Change of Control and (ii) the rating on the notes is lowered and rated below Investment Grade by at least two of the three Rating Agencies (or in the absence of such rating for the notes, (x) the Issuer’s corporate rating, in the case of S&P, (y) the Issuer’s corporate family rating, in the case of Moody’s, and (z) the Issuer’s issuer default rating, in the case of Fitch, for dollar-denominated senior unsecured long-term debt ceases to be rated Investment Grade by at least two of the three Rating Agencies) on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following the consummation of a Change of Control for so long as at least two of the three Rating Agencies has publicly announced that it is considering a possible ratings change), provided that each of the Rating Agencies making the reduction in rating shall have announced, publicly confirmed or informed the trustee in writing that such reduction and rating below Investment Grade was the result, in whole or in part, of an event or circumstance comprised, arising as a result or in respect of the applicable Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Consolidated Total Assets” means, at any date of determination, the amount representing the total assets of the Issuer and its Subsidiaries that appear on the most recent fiscal quarter end consolidated balance sheet of the Issuer and its Subsidiaries on such date prepared in accordance with GAAP.
“Continuing Directors” means, during any period of up to 24 consecutive months commencing after an Initial Public Offering, individuals who at the beginning of such 24 month period were directors of the Issuer (together with any new director whose election by the Issuer’s board of directors or whose nomination for election by the Issuer’s stockholders was approved by a vote of (i) at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) Permitted Holders representing not less than 50% of the combined voting power of all Voting Stock of the Issuer).
“Fitch” means Fitch Ratings, Inc., and its successors.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of government.
“Indebtedness” means indebtedness of, or guaranteed or assumed by, the Issuer for borrowed money, including indebtedness evidenced by bonds, debentures, notes or other similar instruments and reimbursement and cash collateralization of letters of credit, bankers’ acceptances, interest rate hedge and currency hedge agreements, if any such indebtedness would appear as a liability upon a consolidated balance sheet of the Issuer and its Subsidiaries prepared in accordance with GAAP (not including contingent liabilities that appear only in a footnote to such balance sheet).
“Initial Public Offering” means any underwritten initial public offering, registered with the SEC, of common stock of the Issuer or any of its direct or indirect parent companies, resulting in a listing on a national securities exchange, other than: (1) public offerings with respect to the Issuer’s or any direct or indirect parent common stock registered on Form S-8; and (2) issuances to any Subsidiary of the Issuer.
“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating equal to or higher than BBB- by S&P (or its equivalent under any successor rating category of S&P); a rating equal to or higher than BBB- by Fitch (or its equivalent under any successor rating category of Fitch); and an equivalent rating of any Substitute Rating Agency, respectively.
“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Non-Recourse Indebtedness” means any Indebtedness the terms of which provide that the lender’s claim for repayment of such Indebtedness is limited solely to the single property or group of related properties that secure such Indebtedness.
“Permitted Holder” means ULSE Inc. or any of its Affiliates.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.
“Principal Property” means any contiguous or proximate parcel of real property owned by, or leased to, the Issuer or any of its Subsidiaries, and any related buildings, fixtures or other improvements, having a gross book value (without deduction of any depreciation reserves), as of the date of determination, in excess of the greater of $30,000,000 and 2% of Consolidated Total Assets.
“Rating Agency” means S&P, Moody’s and Fitch, or if any of S&P, Moody’s or Fitch will not make publicly available a rating of the notes or a rating of the Issuer’s corporate credit for dollar-denominated senior unsecured long-term debt generally, a Substitute Rating Agency.
“Restricted Subsidiary” means any Subsidiary of the Issuer which owns or leases Principal Property.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Issuer or any Restricted Subsidiary transfers such property to another Person and the Issuer or the Restricted Subsidiary leases or rents it from such Person.
“Credit Facility” means the Credit Agreement, dated as of January 11, 2022, and as amended on June 28, 2024, among the Issuer, as borrower, the Guarantor, as guarantor, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto, as further amended, restated, supplemented, waived or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Subsidiary” means any Person in which a majority of the partnership interests, outstanding Voting Stock or other equity interests is owned, directly or indirectly, by the Issuer and/or a Subsidiary and which is consolidated in the accounts of the Issuer and/or a Subsidiary in accordance with GAAP.
“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a board resolution) as a replacement agency for any of Moody’s, S&P or Fitch, as the case may be.
“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of a contingency.

BOOK-ENTRY, DELIVERY AND FORM
The Global Notes
The exchange notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and
•ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-entry Procedures for the Global Notes
All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers nor the trustee are responsible for those operations or procedures.
DTC has advised us that it is:
•a limited purpose trust company organized under the laws of the State of New York;
•a “banking organization” within the meaning of the New York State Banking Law;
•a member of the Federal Reserve System;
•a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•will not be entitled to have notes represented by the global note registered in their names;

•will not receive or be entitled to receive physical, certificated notes; and
•will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.
As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.
DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
•DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;
•an event of default with respect to the notes represented by such global notes shall have occurred and be continuing; or
•we, at our option, notify the trustee that we elect to cause the issuance of certificated notes.
In connection with any proposed exchange of a global note for a definitive note, there shall be provided to the trustee all information necessary to allow the trustee to comply with an applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”). The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Holders of the notes should consult their advisors concerning the application of U.S. federal income, estate and gift tax laws, as well as the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty, to their particular situations.
The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Code, United States Treasury Regulations issued thereunder, administrative rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer that are different from those discussed below or that any such positions would not be sustained.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the Medicare contribution tax on net investment income. In addition, it does not address consequences to holders subject to special rules under U.S. federal income tax laws, such as:
•banks, thrifts and other financial institutions;
•controlled foreign corporations and passive foreign investment companies;
•U.S. expatriates;
•insurance companies;
•dealers in securities or currencies and traders in securities that have elected the mark-to-market method of accounting for their securities;
•entities or arrangements treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements;
•United States persons (as defined in the Code) whose functional currency is not the United States dollar;
•holders subject to the alternative minimum tax;
•tax-exempt organizations;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;
•regulated investment companies and real estate investment trusts; and
•persons holding the notes as part of a straddle, hedge, conversion transaction or other integrated transaction for tax purposes.
Exchange Pursuant to the Exchange Offer
The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes of the applicable series. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the exchange notes have to holders, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days after the day the registered exchange offer expires (or such shorter period if a broker-dealer is no longer required to deliver a prospectus), we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may request in the letter of transmittal.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters in connection with this exchange offer with respect to U.S. law will be passed upon for us by Latham & Watkins LLP.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UL Solutions Inc.
Exchange Offer for
$300,000,000 6.500% Senior Notes due 2028

PROSPECTUS

                     , 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
UL Solutions
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
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Our amended and restated bylaws provide that we will indemnify and hold harmless our directors and officers to the fullest extent authorized by Delaware law against all liability, expenses and loss reasonably incurred in connection with their service as a director or officer on behalf of the Company. Additionally, as permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that, to the fullest extent authorized by Delaware law, none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
We have entered into indemnification agreements with each of our directors and executive officers and certain other employees. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law. We also maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
UL LLC
UL LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. UL LLC’s limited liability company agreement contains indemnification provisions that generally provide that it will indemnify its sole member and its affiliates, officers, directors, shareholders, agents and employees against any losses, expenses or damages to which they may become subject or which UL LLC may incur arising out of its or their activities on behalf of UL LLC or in furtherance of UL LLC’s interests, and may advance them expenses incurred in connection therewith.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)Exhibits
The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this registration statement and are numbered in accordance with Item 601 of Regulation S-K.
(b)Financial Statement Schedules
Financial schedules are omitted because they are not applicable or the information is incorporated herein by reference.
ITEM 22. UNDERTAKINGS
(a)Each of the undersigned registrants hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered
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(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(5)that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(6)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;
(iii)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrant; and
(iv)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be
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deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of UL Solutions Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on April 17, 2024).
3.2	Amended and Restated Bylaws of UL Solutions Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on April 17, 2024).
3.3**	Certificate of Formation of UL LLC, as amended.
3.4**	First Amended and Restated Limited Liability Company Agreement of UL LLC.
4.1
Indenture, dated as of October 20, 2023, among UL Solutions Inc., UL LLC and Computershare Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 filed on November 13, 2023).

4.2
First Supplemental Indenture, dated as of October 20, 2023, among UL Solutions Inc., UL LLC and Computershare Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed on November 13, 2023).

4.3	Form of 6.500% Senior Note due 2028 (included in Exhibit 4.1).
4.4
Registration Rights Agreement, dated as of October 20, 2023, among UL Solutions Inc., UL LLC and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers of the Notes (incorporated by reference to Exhibit 4.5 to the Company’s Form S-1 filed on November 13, 2023).

5.1*	Opinion of Latham & Watkins LLP
10.1
Registration Rights Agreement, dated April 2, 2024, by and between ULSE Inc. and UL Solutions Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Company’s Form S-1 filed on April 2, 2024).

10.2
Stockholder Agreement, dated April 2, 2024, by and between ULSE Inc. and UL Solutions Inc. (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to the Company’s Form S-1 filed on April 2, 2024).

10.3	License Agreement, between UL LLC, as Licensor, and Underwriters Laboratories Inc., as Licensee (incorporated by reference to Exhibit 10.3 to the Company’s Form S-1 filed on November 13, 2023).
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Exhibit No.	Description
10.4	License Agreement, between UL LLC, as Licensor, and ULSE Inc., as Licensee (incorporated by reference to Exhibit 10.4 to the Company’s Form S-1 filed on November 13, 2023).
10.5
License Agreement, between UL International Singapore Ltd., as Licensor, and Underwriters Laboratories Inc., as Licensee (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed on November 13, 2023).

10.6	License Agreement, between UL International Singapore Ltd., as Licensor, and ULSE Inc., as Licensee (incorporated by reference to Exhibit 10.6 to the Company’s Form S-1 filed on November 13, 2023).
10.7	UL Standards Access and License Agreement, between ULSE Inc., as Licensor, and UL LLC, as Licensee (incorporated by reference to Exhibit 10.7 to the Company’s Form S-1 filed on November 13, 2023).
10.8
Amended and Restated Joint Venture Contract, dated October 28, 2022, by and between China Certification & Inspection (Group) Co., Ltd. and UL LLC (incorporated by reference to Exhibit 10.8 to the Company’s Form S-1 filed on November 13, 2023).

10.9†	UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2019 (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1 filed on November 13, 2023).
10.10†
First Amendment to UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2019 (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1 filed on November 13, 2023).

10.11†
Form of Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2019 (incorporated by reference to Exhibit 10.23 to the Company’s Form S-1 filed on November 13, 2023).

10.12†
Form of Amendment to 2019 Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2019 (incorporated by reference to Exhibit 10.24 to the Company’s Form S-1 filed on November 13, 2023).

10.13†
Form of Amendment to 2019 Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2019 (incorporated by reference to Exhibit 10.25 to the Company’s Form S-1 filed on November 13, 2023).

10.14†	UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.26 to the Company’s Form S-1 filed on November 13, 2023).
10.15†
First Amendment to UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.27 to the Company’s Form S-1 filed on November 13, 2023).

10.16†
Form of Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.28 to the Company’s Form S-1 filed on November 13, 2023).

10.17†
Form of Amendment to 2020 Executive Award Agreement (Cash Settled Appreciation Rights) for U.S. participants under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.30 to the Company’s Form S-1 filed on November 13, 2023).

10.18†
Form of Amendment to 2020 Executive Award Agreement (Cash Settled Appreciation Rights) for non-U.S. participants under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.31 to the Company’s Form S-1 filed on November 13, 2023).

10.19†
Form of Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.32 to the Company’s Form S-1 filed on November 13, 2023).

10.20†
Form of Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.33 to the Company’s Form S-1 filed on November 13, 2023).

10.21†
Form of Executive Award Agreement (Cash Settled Appreciation Rights) under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.34 to the Company’s Form S-1 filed on November 13, 2023).

10.22†
Form of Performance Cash Award Agreement under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.36 to the Company’s Form S-1 filed on November 13, 2023).

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Exhibit No.	Description
10.23†
Form of Amendment to Performance Cash Award Agreement under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.37 to the Company’s Form S-1 filed on November 13, 2023).

10.24†
Form of Amendment to Performance Cash Award Agreement under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.38 to the Company’s Form S-1 filed on November 13, 2023).

10.25†
Form of Performance Cash Award Agreement under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.39 to the Company’s Form S-1 filed on November 13, 2023).

10.26†
Form of Performance Cash Award Agreement under the UL Inc. Long-Term Incentive Plan, as amended and restated, effective January 1, 2020 (incorporated by reference to Exhibit 10.40 to the Company’s Form S-1 filed on November 13, 2023).

10.27†	UL Solutions Inc. 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.37 to Amendment No. 1 to the Company’s Form S-1 filed on February 29, 2024).
10.28†
Form of Employee Restricted Stock Unit Award Agreement under the UL Solutions Inc. 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.38 to Amendment No. 1 to the Company’s Form S-1 filed on February 29, 2024).

10.29†
Form of Employee Performance Share Unit Award Agreement under the UL Solutions Inc. 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.39 to Amendment No. 1 to the Company’s Form S-1 filed on February 29, 2024).

10.30†
Form of Nonqualified Stock Option Agreement under the UL Solutions Inc. 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.40 to Amendment No. 1 to the Company’s Form S-1 filed on February 29, 2024).

10.31†
Form of Non-Employee Director Restricted Stock Unit Award Agreement under the UL Solutions Inc. 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.41 to Amendment No. 2 to the Company’s Form S-1 filed on April 2, 2024).

10.32†
Form of Employee Performance Share Unit Award Agreement under the UL Solutions Inc. 2024 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on February 20, 2025).

10.33†	UL Solutions Inc. 2024 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.42 to Amendment No. 1 to the Company’s Form S-1 filed on February 29, 2024).
10.34†	UL Solutions Inc. All Employee Incentive Plan, effective February 20, 2024 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K filed on February 20, 2025).
10.35†	UL Solutions Inc. All Employee Incentive Plan, effective February 11, 2025 (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed on February 20, 2025).
10.36†	UL Non-Qualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.48 to the Company’s Form S-1 filed on November 13, 2023).
10.37†
UL Solutions Inc. Executive Regular and Change in Control Severance Plan (as amended and restated, effective May 20, 2025) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 5, 2025).

10.38†	Employment agreement, dated as of August 21, 2019, between UL Inc. and Jennifer F. Scanlon (incorporated by reference to Exhibit 10.50 to the Company’s Form S-1 filed on November 13, 2023).
10.39†	Offer letter, dated as of April 4, 2017, between UL LLC and Ryan D. Robinson (incorporated by reference to Exhibit 10.51 to the Company’s Form S-1 filed on November 13, 2023).
10.40†	Offer letter, dated as of June 27, 2012, between UL LLC and Weifang Zhou (incorporated by reference to Exhibit 10.52 to the Company’s Form S-1 filed on November 13, 2023).
10.41†
Amended and Restated Employment Contract, dated as of December 3, 2024, by and between UL International Demko A/S and Gitte Schjøtz (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on December 5, 2024).

10.42†
Long term assignment letter, dated as of July 8, 2019, between UL International Singapore Private Limited and Gitte Schjotz (incorporated by reference to Exhibit 10.54 to the Company’s Form S-1 filed on November 13, 2023).

10.43†	Repatriation assignment letter, dated as of January 26, 2021, between UL Inc. and Gitte Schjotz (incorporated by reference to Exhibit 10.55 to the Company’s Form S-1 filed on November 13, 2023).
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Exhibit No.	Description
10.44†	Offer letter, dated as of December 3, 2024, by and between UL Solutions Inc. and Alex Dadakis (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 5, 2024).
10.45†	Offer letter, dated as of November 16, 2019, between UL LLC and Lynn Hancock (incorporated by reference to Exhibit 10.58 to the Company’s Form S-1 filed on November 13, 2023).
10.46†	Offer letter, dated as of May 4, 2020, between UL LLC and Linda Chapin (incorporated by reference to Exhibit 10.59 to the Company’s Form S-1 filed on November 13, 2023).
10.47†	Offer letter, dated as of July 29, 2022, between UL LLC and John Genovesi (incorporated by reference to Exhibit 10.60 to the Company’s Form S-1 filed on November 13, 2023).
10.48†
Employment contract, dated as of July 19, 2018, between UL International Italia S.r.l. and Alberto Uggetti (incorporated by reference to Exhibit 10.61 to the Company’s Form S-1 filed on November 13, 2023).

10.49†
Amendment to the terms and conditions of employment, dated July 7, 2023, between UL International Italia S.r.l. and Alberto Uggetti (incorporated by reference to Exhibit 10.62 to the Company’s Form S-1 filed on November 13, 2023).

10.50†
Amendment to the terms and conditions of employment, dated December 3, 2024, between UL International Italia S.r.l. and Alberto Uggetti (incorporated by reference to Exhibit 10.50 to the Company’s Annual Report on Form 10-K filed on February 20, 2025).

10.51†	Offer Letter, dated as of March 7, 2025, by and between UL LLC and Scott D’Angelo (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on May 6, 2025).
10.52†
Form of Indemnification Agreement between UL Solutions Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.59 to Amendment No. 2 to the Company’s Form S-1 filed on April 2, 2024).

10.53
Credit Agreement, dated as of January 11, 2022, among UL Inc., as parent guarantor, UL LLC, as borrower, Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto (incorporated by reference to Exhibit 10.57 to the Company’s Form S-1 filed on November 13, 2023).

10.54
First Amendment to Credit Agreement, First Amendment to Guaranty and Borrower Assignment, Assumption and Release (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on July 31, 2024).

21.1	List of Subsidiaries of UL Solutions Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on February 20, 2025).
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page of the initial filing of this registration statement).
25.1**	Statement of Eligibility on Form T-1 of Computershare Trust Company, N.A., as trustee.
99.1**	Form of Letter of Transmittal.
107.1**	Filing Fee Table.
__________________
*Filed herewith.
**Previously filed.
†Indicates a management contract or compensatory plan or arrangement.
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SIGNATURES
Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, Illinois, on this 7th day of August, 2025.

UL SOLUTIONS INC.

By:	/s/ Ryan D. Robinson
	Name:	Ryan D. Robinson
	Title:	Executive Vice President and Chief Financial Officer
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Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2025
Jennifer F. Scanlon

	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 7, 2025
Ryan D. Robinson

*	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 7, 2025
Karen K. Pepping

*	Director	August 7, 2025
James P. Dollive

*	Director	August 7, 2025
Marla C. Gottschalk

*	Director	August 7, 2025
Friedrich Hecker

*	Director	August 7, 2025
Charles W. Hooper

*	Director	August 7, 2025
Kevin J. Kennedy

*	Director	August 7, 2025
Vikram U. Kini

*	Director	August 7, 2025
James M. Shannon

*	Director	August 7, 2025
Sally Susman

*	Director	August 7, 2025
Michael H. Thaman

*	Director	August 7, 2025
Elisabeth Tørstad

*	Director	August 7, 2025
George A. Williams

*By:	/s/ Ryan D. Robinson
Ryan D. Robinson
Attorney-in-fact
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SIGNATURES
Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, Illinois, on this 7th day of August, 2025.

UL LLC

By:	/s/ Ryan D. Robinson
	Name:	Ryan D. Robinson
	Title:	Executive Vice President and Chief Financial Officer of UL Solutions Inc., the sole member of UL LLC
Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan D. Robinson	Executive Vice President and Chief Financial Officer of UL Solutions Inc., the sole member of UL LLC (Principal Executive, Financial and Accounting Officer)	August 7, 2025
Ryan D. Robinson
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